Exhibit 99.3

To:	All Allergan Employees

From:	David E. I. Pyott, Chairman of the Board and CEO

Re:	Allergan Update

Colleagues:

As promised, I want to provide you with an update regarding the unsolicited proposal we received from Valeant on April 22, 2014.

This morning, we communicated to Valeant that, following a comprehensive review, in consultation with our financial and legal advisors, the Allergan Board of Directors has unanimously rejected this proposal after concluding that it substantially undervalues our Company and is not in the best interest of our Company, our stockholders, our customers, and our employees.

Allergan and Valeant are very different companies with very different philosophies. The Allergan path has been one of consistent growth and success rooted in customer service, research and development, innovation, creating new markets, training and education, and valuable product support services. This has been our focus in the past and must continue to be our focus going forward.

This morning, we are in New York City to hold a conference call with investors to inform them of the Board of Directors decision and share our plans for continued future growth and will be meeting with many investors. I will also be speaking with members of the financial and business press. I recognize that, during the past few weeks, it has been difficult to see our Company discussed in the media by others. As you all know, I have always welcomed the opportunity to speak with the media when appropriate and today is such an occasion.

Many of us have been touched by the messages of support we have received from our customers. They have emphatically told us that they value our products, the long-term relationships we have built with them, the high-quality service we have provided, and the innovation we have consistently delivered to them over six decades…and will continue to deliver.

I would like to thank all Allergan employees around the world for your determination to avoid the distraction of the recent developments and for coming to work every day with a focus on meeting and exceeding the expectations of our customers and delivering innovative products that help to improve the lives of their patients. I recognize that you may have some questions about today’s announcement and invite you to participate in a Town Hall Meeting that Doug Ingram, President and Scott Whitcup, M.D., Executive Vice President, Research & Development, Chief Scientific Officer will be hosting at our headquarters in Irvine at 9 a.m. PT, which you can attend in a variety of ways—in person in Irvine, via webcast on the Inside Allergan home page, or dial-in on the phone. An invitation containing more information will be sent via email shortly.

I would also like to acknowledge the small team of Allergan employees who have been working to address this unsolicited proposal and who will continue to work to address any future developments. I want to assure you that the Allergan Board of Directors and management team remain focused on doing what is best for our Company, our stockholders, our customers, and our dedicated employees. And you have my commitment that we will continue to keep you informed as we move forward.

David